Exhibit 10.8

MARCHEX, INC.

ANNUAL INCENTIVE PLAN

Adopted October 2, 2006

Marchex, Inc., a Delaware corporation (the “Company”), established the Marchex, Inc. Annual Incentive Plan (the “Incentive Plan”), effective as of January 1, 2007. The purpose of the Incentive Plan is to motivate and reward performance resulting in the achievement of corporate objectives, to increase the competitiveness of pay without increasing fixed costs and to align the compensation of the management team to key financial drivers.

ARTICLE I.

DEFINITIONS

Section 1.1—Base Compensation. “Base Compensation,” with respect to a fiscal year, shall mean the Participant’s rate of annual base salary as in effect as of the last day of such fiscal year and shall exclude moving expenses, bonus pay and other payments which are not considered part of annual base salary.

Section 1.2—Board. “Board” shall mean the Board of Directors of the Company.

Section 1.3—Code. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section.

Section 1.4—Committee. “Committee” shall mean the Compensation Committee of the Board.

Section 1.5—Disability. “Disability” shall mean a permanent and total disability, within the meaning of Section 22(e)(3) of the Code.

Section 1.6—Participant. “Participant” shall mean, with respect to any fiscal year during the term of the Incentive Plan, a key employee of the Company selected by the Committee to participate in the Incentive Plan in accordance with Section 2.3 hereof.

ARTICLE II.

BONUS AWARDS

Section 2.1—Bonus Pool. Each fiscal year the Committee shall determine the maximum aggregate amount of the bonus pool to be awarded hereunder for such fiscal year.

Section 2.2—Performance Targets. A Participant shall be eligible to earn a bonus award under the Incentive Plan based on the achievement of performance targets by the Company, as determined by the Committee for each fiscal year of the Company. The performance targets for a fiscal year shall be determined on or before March 31st of such year and shall be based on the following objective business criteria and measured against such performance targets, as the Committee determines: (a) pre-tax income; (b) adjusted operating income before amortization; (c) operating income before amortization; (d)

operating income; (e) net earnings; (f) net income; (g) cash flow or funds from operations; (h) adjusted earnings per share; (i) earnings per share; (j) appreciation in the fair market value of the Company’s stock; (k) cost reductions or savings; (l) implementation of critical processes or projects; or (m) adjusted EBITDA or earnings before any of the following items: interest, taxes, depreciation or amortization.

Section 2.3—Bonus Awards. Each individual who (a) is a key employee and (b) who is selected by the Committee to participate in the Incentive Plan with respect to such fiscal year, shall be eligible for a bonus award with respect to such fiscal year under this Incentive Plan. Each bonus award shall be in the sole discretion of the Committee based on its assessment of (i) the Company’s achievement of the performance targets established by the Committee for the applicable fiscal year, and (ii) the Participant’s performance during such fiscal year.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1—Form of Payment. Each Participant’s bonus award shall be paid in cash.

Section 3.2—Timing of Payment. Unless a Participant has properly elected to defer all or part of a bonus award under a deferred compensation plan sponsored by the Company, each bonus award made by the Committee shall be paid within seventy (70) days after the end of the fiscal year to which such bonus award relates.

ARTICLE IV.

TERMINATIONS

A Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be a key employee at any time during a fiscal year shall not be eligible to receive a partial fiscal year bonus award; provided, however, that if a Participant has executed an individually negotiated employment contract or agreement with the Company providing otherwise, such Participant’s entitlement to a bonus award for such fiscal year shall be governed by the terms of the individually negotiated employment contract or agreement.

Notwithstanding the terms of the previous paragraph, in the event of a Participant’s death or disability, or in the event of a change in ownership or control, the Committee may, in its sole discretion, provide partial fiscal year bonus awards to affected Participants.

ARTICLE V.

ADMINISTRATION

It shall be the duty of the Committee to conduct the general administration of the Incentive Plan in accordance with its provisions. The Committee shall have the power to interpret the Incentive Plan, and to adopt such rules for the administration, interpretation and application of the Incentive Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all parties.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1—Amendment, Suspension or Termination of the Incentive Plan. This Incentive Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.

Section 6.2—Miscellaneous.

(a) The Company shall deduct all federal, state and local taxes required by law or Company policy from any bonus paid to a Participant hereunder.

(b) In no event shall the Company be obligated to pay to any Participant a bonus award for a fiscal year by reason of the Company’s payment of a bonus to such Participant in any other fiscal year.

(c) The rights of Participants under the Incentive Plan shall be unfunded and unsecured. Amounts payable under the Incentive Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the Incentive Plan.

(d) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the rights of the Company to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(e) No rights of any Participant to payments of any amounts under the Incentive Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(f) Any provision of the Incentive Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Incentive Plan.

(g) The Incentive Plan and the rights and obligations of the parties to the Incentive Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of Washington (without regard to principles of conflicts of law).

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